Exhibit 99.2

2014 Second Quarter Conference Call

Operator

Welcome to the OurPet’s Company 2014 second quarter conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference call is being recorded and will be available at www.ourpets.com following the call.

Scott Mendes, Chief Financial Officer

Thank you, Danielle. Following this afternoon’s market close we issued our 2014 second quarter earnings release which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2013 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense, less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. We use this non-GAAP measure to evaluate ongoing operations and believe they are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. There is a table in our 2014 second quarter earnings release which includes specific detail concerning the non-GAAP EBITDA financial measure.

During today’s call, Dr. Steve Tsengas, Chairman and CEO, will discuss current market conditions and implementation of our growth strategy, then I will review our financial results for the 2014 second quarter. At this time, I will turn the call over to Dr. Tsengas.

Dr. Steve Tsengas—President and CEO

Thank you, Scott. Our 2014 second quarter sales growth rate substantially exceeded recent independent industry trend projections for in-store and online purchases. This can be attributed to our growing product portfolio, positive traction from further implementation of our dual-brand strategy and our prompt response to fast-changing market conditions.

Stronger sales growth is anticipated during the second half of 2014, especially in the Food, Drug, Mass market channel which will benefit from shipments of all of our PetZone branded products, complementing strong performance during 2014 in the E-Commerce and Pet Specialty channels which is anticipated to continue. Sales of pet products and related items, the third largest consumer market in the United States, are outpacing most sectors of the economy.

Our optimism during the first half of this year has been tempered by the fact that consumers have been cautious during most of 2014. The year began with severe weather conditions that persisted throughout the first three months and affected all regions of the country. Consumer spending patterns were also impacted by economic concerns that contributed to tepid purchasing behavior. The Conference Board’s July 2014 Consumer Confidence Index, which increased for the third consecutive month, was released this morning. This is encouraging news and suggests that recent indicators of growth may continue into the second half of this year.

We are responding aggressively to opportunities in our markets and continue to benefit from our increased commitment to sales and marketing during the past two years. The team is doing a good job addressing the needs of specific customers, identifying opportunities for short-term and long-term growth in addition to favorably positioning our products in multiple sales channels.

On last quarter’s conference call I referred to the positive feedback we received at Global Pet Expo, which took place in mid-March. We continue to be pleased with the follow-through from that show, which has included new customers and a growing number of international pet product retailers and distributors. We are currently pursuing opportunities to substantially increase the dollar amount and percentage of our annual sales from international accounts. Increased interest from current and prospective customers at the Expo has led to a number of presentations with buyers at leading retail companies and grocery chains during the past several months.

Last week I attended Super Zoo, the national show for pet retailers, which is one of the largest of the year in the United States, and was impressed with the response to our new products, especially our lines of waste/odor control and catnip products. There is growing recognition of and interest in our dual-brand strategy. This event provided further evidence of the progress we are making and reinforced our belief in the increasing number of sales growth opportunities that are possible for the company. Sales representatives from a number of key national retail chains visited our booth and discussed individual products and lines of products that would be a good fit for their customer base. We are following up on these meetings and working toward converting these efforts into multiple store test programs.

Following the re-launch of our waste/odor control line of products earlier this year, we have been in front of many customers and benefiting from the feedback of focus groups as we continue to strengthen the positioning our products in the fast-growing online market for pet products. Our improved automatic litter box, SmartScoop, is achieving high customer satisfaction ratings from online shoppers. There is also renewed interest from the “big box” retailers for our SmartScoop and EZ-Scoop semi-automatic litter box which just started shipping during the final month of the second quarter. We expect to begin shipping our odorless technology disposable litter box products in the third quarter of this year.

Multiple store tests of certain waste/odor control products may occur with one or more national retail companies this fall. These types of programs can lead to national roll-outs which would have a meaningful impact on our sales and increase our market penetration in key markets.

I will now turn the call over to Scott Mendes for his remarks.

Scott Mendes-Chief Financial Officer

Thank you, Steve. Our second quarter results included lower than planned sales due to weakness in overall consumer demand, higher costs for certain components, and increased expenses related to expanded sales and marketing initiatives. While second quarter net revenue and net income exceeded the prior year, the increases were below amounts originally forecasted when we entered 2014 principally due to the softer economy. Despite the current macroeconomic challenges, we are optimistic concerning improved performance during the second half of this year including contributions from the positive developments Steve referenced in his remarks.

The 13 percent increase in net revenue to $5.4 million for the 2014 second quarter was primarily due to higher sales in the Pet Specialty and E-Commerce channels. One of our products, bowls and feeders, increased in key sales channels which included a 33 percent gain through E-Commerce, 22 percent increase in Pet Specialty and 20 percent increase in the Food, Drug and Mass retail channel. Close-out sales were also higher compared to the same period last year as we continue to implement our dual-brand strategy.

Gross profit increased approximately 8 percent or approximately $110,000 to $1.5 million for this year’s second quarter. Due to higher variable costs, such as product components, freight, warranty expenses and packaging, our gross profit margin decreased to 28.3 percent for the 2014 second quarter from 29.7 percent a year ago. We have responded promptly to these higher costs by announcing price increases which are effective in August. Fixed costs for the second quarter were flat with the same period last year.

Selling, general and administrative expenses for the 2014 second quarter were approximately $1.3 million, which is about 15 percent above a year ago. Most of this increase was attributable to higher selling expenses related to increased marketing, promotional charges and higher commissions. These increases were the principal factors contributing to the decrease of approximately $67,000 in income from operations for the second quarter compared to last year.

During the second quarter, there was approximately $61,000 of other income related to favorable patent litigation settlements. There was no other income for the same period in 2013.

Interest expense decreased approximately 35% to $30,527 for the second quarter due to a favorable change in the interest rate for our line of credit, which is now based on LIBOR instead of the bank’s prime interest rate.

Net income increased 11% to nearly $148,000 for the second quarter from about $133,000 for the same period in 2013. Net income per diluted share was one cent for the second quarter of 2014 and 2013.

EBITDA for the second quarter of this year was $427,000, which is just slightly below last year’s $433,000 for the same period. The principal factors contributing to this modest decrease were lower interest expense, slightly lower taxes and depreciation expense for the quarter compared to a year ago. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

This concludes my remarks. I will now turn the call over to the operator for your questions.

QUESTION AND ANSWER

Operator (Provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of our conference time. I’d like to turn the call back over to Dr. Steve Tsengas for his closing comments.

Dr. Steve Tsengas

Thank you, Danielle. Our second quarter results included double-digit sales growth in a very difficult economic environment. Our dual-brand strategy is gaining traction and we are encouraged by opportunities to increase future sales with key customers as we also continue to respond to exciting online opportunities. During the past two years we have made significant additions to our sales and marketing team. These investments are important steps toward achievement of our long-term goals and in the short term enabling us to respond more proactively in a targeted manner to sluggish market conditions with increased commitment and innovative solutions for our customers. All of these efforts are focused on increasing our profitability and creating additional value for all of our shareholders.

We appreciate your continued support and participation on today’s conference call. Scott will now provide final instructions for the call.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available on our corporate website, www.ourpets.com, in the Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.